Exhibit 3.1

EIGHTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

STEADYMED LTD.

AMENDED AND RESTATED AS OF FEBRUARY 17TH , 2014

1.                      Company Name

The name of the Company is SteadyMed Ltd. and in Hebrew  (the “Company”)

2.                      Purpose

2.1.                    The purpose of the Company is to engage in any lawful act or activity for which companies may be organized under the Israeli Companies Law (the “Companies Law”)

2.2.                    Pursuant to Section 11 of the Companies Law, the Company may from time to time, by decision of the Board of Directors, donate reasonable amounts of Company funds to a worthy cause, irrespective of whether such donation falls within the Company’s usual business.

3.                      Interpretation

3.1.                    In these Eighth Amended and Restated Articles of Association (these “Articles”), unless the context otherwise requires, the following capitalized terms shall have the following meanings:

Affiliate	of any Person is a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with that Person.

Without limiting the foregoing, in respect of any Person which is a limited or general partnership, such Person’s Affiliates include its partners, affiliated partnerships managed by the same management company or managing (general) partner or by an entity which Controls, is Controlled by, or is under common Control with, such management company or managing (general) partner.

In relation to SI, an Affiliate also means any one or more of the following: (i) any of the members or managers of SI; any of the members or managers of KB Partners, LLC (“KB”) or of any other entity in which KB (or any successor thereof) serves as manager; or any other entity which either SI’s or KB’s members and/or managers Controls or is Controlled by, or which is under common Control with any one or more of such members and/or managers; and (ii) any trust which is established for the benefit of any one or more of the individuals referred to in (i), above, and/or for the benefit of any immediate family member of any such individuals (spouse, parent, children, issue, siblings).

In relation to Samson, an Affiliate also means any one or more of the following: (i) any of the members or managers of Samson;

any of the members or managers of Samson Venture Partners, LLC (“Samson Ventures”) or of any other entity in which Samson Ventures (or any successor thereof) serves as manager; or any other entity which either Samson’s or Samson Ventures’ members and/or managers Controls or is Controlled by, or which is under common Control with any one or more of such members and/or managers; and (ii) any trust which is established for the benefit of any one or more of the individuals referred to in (i), above, and/or for the benefit of any immediate family member of any such individuals (spouse, parent, children, issue, siblings).

Chairman	means the Chairman of the Board of Directors.

Change in Control

Each of the following (but shall not include the Qualified IPO of the Company’s shares): (a) a consolidation, merger or reorganization of the Company with or into, or a sale or other disposition of the Company’s shares by the Company’s shareholders to, any Person, as a consequence of which holders of the Company’s shares immediately before the transaction or series of related transactions hold, in the aggregate, immediately after such transaction or series of related transactions, fewer than fifty percent (50%) of: (i) the issued and outstanding shares in the Company which confer voting and dividend rights (if the Company survives such transaction or series of transactions), or (ii) the issued and outstanding shares in the surviving entity of such transaction or series of transactions which confer voting and dividend rights (if the Company does not survive such transaction or series of transactions); (b) a sale or other disposition (including a license which is substantially similar to a sale from an economic perspective) of all or substantially all the assets or intellectual property of the Company, to any Person; and (c) a liquidation of the Company.

Closing	Shall have the meanings ascribed in each respective Share Purchase Agreement.

Control

of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. A Person shall be deemed to have Control if such Person has the possession directly or indirectly of more than fifty percent (50%) of the voting power, or the right to appoint more than fifty percent (50%) of the members of the Board of Directors.

Companies Law	means the Israel Companies Law, 5759-1999 and all the

regulations promulgated under it as shall be in effect from time to time.

Deemed Liquidation	means any Change in Control.

Founder(s)	means each of Gideon Kahana, Ian Solomon and Amir Genosar, individually.

Excluded Issuances

means any issuance of additional Ordinary Shares, warrants, options or other rights to purchase Ordinary Shares, or securities or other right to purchase securities exchangeable or convertible into Ordinary Shares, which is made: (a) as a grant to employees, consultants and directors of the Company under compensatory option and equity incentive plans approved by the Requisite Board Approval; (b) in connection with strategic alliances approved by the holders of a majority of the Preferred Shares or by unanimous vote or consent of the Board of Directors; (c) in connection with any other transaction approved by the holders of a majority of the Preferred Shares or by unanimous vote or consent of the Board of Directors; (d) in connection with bona fide institutional financing transactions (such as venture lending) or transactions for lease of assets approved by the Requisite Board Approval; (e) pursuant to stock dividends, stock splits or similar transactions and distributed to all shareholders on a pro-rata, as converted basis; (f) upon exercise of options, warrants (including the Warrants), or other securities outstanding as of the respective Closings provided for in the Share Purchase Agreements and exercisable for or convertible into capital stock; (g) issued or issuable in a Qualified IPO; or (h) upon conversion of Preferred Shares into Ordinary Shares.

For purposes of preemptive rights as set forth in Article 14.2, “Excluded Issuances” shall mean only (a) as a grant to employees, consultants and directors of the Company under compensatory option and equity incentive plans approved by the Board of Directors; (b) issued or issuable in any underwritten public offering; (c) issued upon exercise of options, warrants (including the Warrants), or other securities outstanding as of the Closing provided for in each respective Share Purchase Agreement and exercisable for or convertible into capital stock; (d) upon conversion of Preferred Shares into Ordinary Shares; and (e) in connection with bona fide institutional financing transactions (such as venture lending) or transactions for lease of assets approved by the Requisite Board Approval.

Initial Public	means an offering by the Company of Ordinary Shares to the

Offering	public in a bona fide underwriting pursuant to a registration statement under the U.S. Securities Act of 1933, the Israeli Securities Law, 1968, or similar securities laws of another jurisdiction.

Investors

means each of SI, Samson, Brian Stark, Linda Gorens-Levey and the other Investors under the Series B Purchase Agreement, the Series C Purchase Agreement, the Series D Share Purchase Agreement and the Series E Share Purchase Agreement.

Major Shareholder	means a Preferred Shareholder and any other shareholder holding at least five percent (5%) of the issued and outstanding share capital of the Company (on an as-converted basis).

New Securities

means any share capital of the Company, whether or not now authorized, and rights, options or warrants to purchase share capital, and securities of any type whatsoever that are, or may become, convertible into share capital, except for securities issued pursuant to Excluded Issuances.

Ordinary Shares	means the Ordinary Shares of the Company, nominal value NIS 0.01 per share.

Ordinary Shareholder	means any registered holder of an Ordinary Share.

Original Issue Price

of each Preferred Share shall mean the original issue price per share of each Preferred Share actually paid by each Preferred Shareholder, in each case as adjusted by a Recapitalization. Initially, the Original Issue Price of the Preferred E Shares is US$65.78 (the “Preferred E Original Issue Price”); the Original Issue Price of the Preferred D Shares is US$47.55 per share (the “Preferred D Original Issue Price”), the Original Issue Price of the Preferred C Shares is US$38.39 per share (the “Preferred C Original Issue Price”), the Original Issue Price of the Preferred B Shares is US$31.55 per share (the “Preferred B Original Issue Price”), the Original Issue Price of the Preferred A2 Shares is US$82.52 per share (the “Preferred A2 Original Issue Price”) and the Original Issue Price of the Preferred A1 Shares is US$49.46 per share (the “Preferred A1 Original Issue Price”).

Permitted Transferee

shall refer, with respect to any shareholder, to (i) such shareholder’s immediate family members (spouse, parent, child, siblings), (ii) a trust or family partnership for the benefit of a shareholder and/or member’s of such shareholder’s immediate family provided that such trust or family partnership does not permit any of the settled property or the income therefrom to be applied otherwise than for the benefit of such shareholder and such shareholder’s Permitted Transferees and no power or control over the voting powers conferred by any shares are subject to the consent of any Person other than the trustee of such shareholder or a general partner of such family partnership or such shareholder’s Permitted Transferees, (iii) an Affiliate of such shareholder, (iv) a transferee by operation of law; provided, in each of (i) through (iv) above, that the Permitted Transferee has executed a written undertaking to comply with and to be bound by all agreements binding upon the transferor regarding the transferred shares.

Person	means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated association or organization.

Preferred Shares

shall mean the following shares of preferred stock issued by the Company: Series E Preferred Shares, nominal value NIS 0.01 per share (“Preferred E Shares”), Series D Preferred Shares, nominal value NIS 0.01 per share (“Preferred D Shares”), Series C Preferred Shares, nominal value NIS 0.01 per share (“Preferred C Shares”), Series B Preferred Shares, nominal value NIS 0.01 per share (“Preferred B Shares”), Series A1 Preferred Shares, nominal value NIS 0.01 per share (“Preferred A1 Shares”), and Series A2 Preferred Shares, nominal value NIS 0.01 per share (“Preferred A2 Shares”). Preferred A1 Shares and Preferred A2 Shares shall be collectively referred to hereinafter as “Preferred A Shares”.

Preferred Shareholder	means any registered holder of a Preferred Share.

Qualified IPO

means an Initial Public Offering (or other underwritten public offering) of shares of the Company at a public offering price per share (prior to underwriter commissions and expenses) of not less than three (3) times the Original Issue Price in an offering of not less than US$100,000,000 (one hundred million dollars) for all Preferred Shares

Qualified Shareholders	means shareholders holding at least one percent (1%) of the issued and outstanding share capital of the Company (on a fully diluted and as-converted basis).

Recapitalization or Recapitalization Event

means any event of share combination or subdivision, share split, reverse share split, share dividend, distribution of bonus shares or any other reclassification, reorganization or recapitalization of the Company’s share capital.

Requisite Director Approval

means the approval of (i) a majority of the Board of Directors as a whole; and (ii) at least two (2) of the following Directors: the SI Director, the Samson Director, the Preferred C and Preferred D Director and the Preferred E Director.

Samson	means Samson Venture Partners I, LLC and the Affiliates thereof.

Series E Share Purchase Agreement	means that certain Series E Preferred Share Purchase Agreement dated as of February 17th, 2014 by and between the Company and the parties listed therein.

Series D Share Purchase Agreement	means the Series D Preferred Share Purchase Agreement dated as of July 19th, 2012 by and between the Company and the parties listed therein.

Series C Share Purchase Agreement	means the Series C Preferred Share Purchase Agreement dated as of February 21st, 2012 by and between the Company and the parties listed therein.

Series B Share Purchase Agreement

means the Series B Preferred Share Purchase Agreement dated as of August 2, 2010 by and between the Company and the parties listed therein, as supplemented by the first and second addendums thereto on July 21st, 2011 and December 11th, 2011.

Series A Share Purchase Agreement	means the Series A Share Purchase Agreement by and among the Company, the Founders, the investors listed therein and the Lenders dated January 26th, 2009.

Share Purchase Agreement/Agreements

means the Series E Preferred Share Purchase Agreement, Series D Preferred Share Purchase Agreement, Series C Preferred Share Purchase Agreement, Series B Preferred Share Purchase Agreement, and the Series A Share Purchase Agreement individually, and all of such agreements, collectively.

SI	means SteadyMed Investors LLC and the Affiliates thereof.

Warrant or Warrants and Warrant Shares, respectively

means (i) the warrants issued in connection with the Series A Share Purchase Agreement, and the Preferred A2 Shares issuable upon exercise of such warrants, respectively, (ii) the warrants issued in connection with the Series D Share Purchase Agreement and the Preferred D Shares issuable upon exercise of such warrants, and (iii) the warrants issued in connection with the Series E Share Purchase Agreement and the Preferred E Shares issuable upon exercise of such warrants, respectively.

3.2.                    Other capitalized terms are used as defined elsewhere herein. Capitalized words and expressions used herein but not defined herein shall have the meaning given to such terms in the Companies Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective. Words and expressions importing the singular shall include the plural and vice versa. Words and expressions importing the masculine gender shall include the feminine gender.

3.3.                    The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

3.4.                    The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. With respect to any matter that is not specifically addressed in these Articles, the provisions of the Companies Law shall govern.

4.                      Private Company

The Company is a private company, and accordingly:

4.1.                    The number of shareholders of the Company (exclusive of Persons who are shareholders as a result of having provided services to the Company currently or in the past, and have continued after termination of such services to be shareholders of the Company), shall not exceed fifty (50), but where two or more Persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single shareholder;

4.2.                    any invitation to the public to subscribe for any securities of the Company is prohibited; and

4.3.                    the right to transfer shares in the Company shall be restricted as hereinafter provided.

5.                     Limitation of Liability

The liability of each shareholder for the Company’s obligations is limited to the unpaid sum, if any, owing to the Company in consideration for the issuance of the shares held by such shareholder.

SHARE CAPITAL

6.                     Authorized Share Capital

The share capital of the Company is NIS 50,000 (fifty thousand New Israeli Shekels) divided into 3,959,881 Ordinary Shares of a nominal value of NIS 0.01 each (the

“Ordinary Shares”); 4,189 Series A1 Preferred Shares; 27,939 Series A2 Preferred Shares; 127,418 Series B Preferred Shares; 39,073 Series C Preferred Shares, 331,500 Series D Preferred Shares, and 510,000 Series E Preferred Shares.

7.                      Ordinary Shares and Preferred Shares

7.1.                    Ordinary Shares. Subject to the rights conferred on the holders of the Preferred Shares, the Ordinary Shares of the Company confer on the holders thereof the rights specified in these Articles.

7.2.                    Preferred Shares. The Preferred Shares shall confer on the holders thereof the voting, liquidation, dividend and other rights set forth in these Articles.

8.                      Conversion Right.

8.1.                    Right to Convert.

8.1.1.                  Each Preferred E Share, each Preferred D Share, each Preferred C Share, each Preferred B Share, each Preferred A2 Share and each Preferred A1 Share, as applicable, shall be convertible, without payment of additional consideration by the holder thereof, at the option of the holder thereof, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Preferred E Original Issue Price, the Preferred D Original Issue Price, the Preferred C Original Issue Price, the Preferred B Original Issue Price, the Preferred A2 Original Issue Price or the Preferred A1 Original Issue Price, as the case may be, by the applicable Conversion Price (as defined below) in effect on the effective date of any such conversion (subject to adjustments under this Article 8 herein).

8.1.2.                  For purposes of these Articles, the Conversion Price (the “Conversion Price”) shall mean:

With respect to Preferred A1 Shares - $39.13;

With respect to Preferred A2 Shares - $51.33;

With respect to Preferred B Shares - the Preferred B Original Issue Price for such shares;

With respect to Preferred C Shares — the Preferred C Original Issue Price for such shares;

With respect to Preferred D Shares - the Preferred D Original Issue Price for such shares;

With respect to Preferred E Shares- the Preferred E Original Issue Price for such shares;

provided, however, that the Conversion Price shall be subject to adjustments in the event that any Recapitalization or Recapitalization Event shall occur and subject to adjustments due to anti-dilution rights with respect to the Preferred Shares, as provided below.

8.2.                    Automatic Conversion.

Each Preferred Share shall automatically be converted, without payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Preferred E

Original Issue Price, the Preferred D Original Issue Price, the Preferred C Original Issue Price, the Preferred B Original Issue Price, the Preferred A2 Original Issue Price or the Preferred A1 Original Issue Price, as the case may be, by the applicable Conversion Price for such Preferred Share in effect on the date of the occurrence of either (i) the affirmative vote, or the written consent of, or the conversion by, the holders of a majority of the then-outstanding Preferred Shares, and the holders of the majority of the issued Preferred B Shares, Preferred C Shares, Preferred D Shares and Preferred E Shares (each voting as a single series with respect to the conversion of such class Preferred Shares) or (ii)the closing of a Qualified IPO.

8.3.                    Mechanics of Conversion.

Before any Preferred Shareholder shall be entitled to convert its Preferred Shares into Ordinary Shares pursuant to Article 8.1 above, such holder shall surrender the share certificate or certificates therefor, duly endorsed, at the Company’s registered office, and shall give written notice to the Company at the Company’s registered office, of the election to convert the same. In any event of conversion, the Company shall, as soon as practicable following the receipt of the applicable Preferred Shareholder’s share certificate surrendered for cancellation, issue and deliver to such Preferred Shareholder, a certificate for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the share certificates evidencing the Preferred Shares to be converted (except that in the case of an automatic conversion pursuant to Article 8.2 hereof, such conversion shall be deemed to have been made at the time of the affirmative vote or written consent as aforesaid, or immediately prior and conditional upon the occurrence of the Qualified IPO, in each case, as applicable), and the Persons entitled to receive the Ordinary Shares, upon such conversion, shall be treated for all purposes as the record holders of such Ordinary Shares as of such date. If the conversion is pursuant to Article 8.2 hereof, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been surrendered to the Company, but from and after such conversion, any such certificate not surrendered to the Company, shall be deemed to evidence solely the Ordinary Shares received upon such conversion, and the right to receive a certificate for such Ordinary Shares.

8.4.                    Adjustments to Conversion Price for Dilutive Issuances.

8.4.1.                  Until the earlier of (i) the closing of a Qualified IPO or (ii) the closing of a transaction constituting a Deemed Liquidation, in the event that the Company, at any time or from time to time after the date of the first issuance of Preferred Shares, shall issue New Securities in a transaction or series of related transactions at an effective price per share lower than (a “Lower Price”) the applicable Conversion Price in effect on the date of and immediately prior to such issuance (each such issuance, a “Dilutive Issuance”), then such Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) calculated according to the following equation:

P’ = (N x P) + (n x p)

N + n

“N” shall mean the total number of Ordinary Shares outstanding (assuming the conversion into Ordinary Shares of all convertible securities) prior to the Dilutive Issuance on a fully diluted basis.

“P” shall mean the applicable Conversion Price in effect immediately prior to the Dilutive Issuance.

“P’” shall mean new Conversion Price for the Preferred Shares immediately following the Dilutive Issuance.

“n” shall mean number of New Securities issued in the Dilutive Issuance.

“p” shall mean the Lower Price.

8.4.2.                  No adjustments of a Conversion Price of the Preferred Shares shall be made in an amount less than one cent ($0.01) per share. No adjustment of such Conversion Price shall be made under this Article 8.4 if it has the effect of increasing the Conversion Price beyond the applicable Conversion Price in effect for such Preferred Shares immediately prior to such adjustment.

8.5.                    Deemed Issuance   In the case of issuance of warrants or options to purchase or rights to subscribe for New Securities, or securities, which by their terms are convertible into New Securities or options to purchase or rights to subscribe for such convertible securities (collectively, “Options”), the aggregate maximum number of New Securities deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) conversion or exchange, as the case may be, of such Options, shall be deemed to have been issued at the time of the issuance of such Options, at a consideration equal to the consideration received and receivable by the Company upon the issuance of such Options plus the lowest consideration payable to the Company pursuant to the term of such Options (without taking into account potential anti-dilution adjustments) for the New Securities covered thereby; provided, however, that (i) if any Options as to which an adjustment to the Conversion Price has been made pursuant to Article 8.4.1 expire without having been exercised, then the Conversion Price shall be readjusted as if such Options had not been issued (without any effect, however, on adjustments to the Conversion Price as a result of other events described in Article 8.7); and (ii) no further adjustment in the Conversion Price shall be made upon the subsequent issue of options, rights, securities or New Securities, upon the exercise or conversion of any such Options which by their terms are convertible into New Securities or options to purchase or rights to subscribe for such convertible securities, in each case, pursuant to their respective terms.

8.6.                    Calculation of the Lower Price

8.6.1.                  In the case of the issuance of securities for cash in a private placement or initial public offering other than a Qualified IPO, the consideration shall be deemed to be the amount of cash consideration paid in connection with the issuance and sale thereof.

8.6.2.                  In the case of the issuance of securities for consideration in whole or in part other than cash, the value of the non-cash consideration shall be deemed to be the fair market value thereof as determined by the Board of Directors in good faith. If, within fifteen (15) days of the determination of the Board of Directors, any Director challenges that determination in writing, then the matter shall be referred to the independent auditors of the Company (or in the event that regulatory requirements prohibit such auditors from deciding on the matter, then the determination shall be made by another nationally recognized United States accounting firm), whose decision shall be conclusive and binding.

8.7.                  Adjustments of Preferred Conversion Price upon Certain Events.

8.7.1.                  In the event the Company should at any time or from time to time after the date of the first issuance of Preferred Shares fix a record date for the effectuation of a Recapitalization Event which will cause the increase of the number of outstanding Ordinary Shares or for the determination of the outstanding Ordinary Shares entitled to receive a dividend or other distribution payable in additional Ordinary Shares without payment of any consideration by such holder for the additional Ordinary Shares, then, as of such record date (or the date of such Recapitalization Event if no record date is fixed), the Conversion Price shall be appropriately decreased to ensure no dilution takes place such that the number of Ordinary Shares issuable on conversion of each Preferred Share shall be increased in proportion to such increase of the aggregate number of Ordinary Shares outstanding.

8.7.2.                  If the number of Ordinary Shares outstanding at any time after the date of the first issuance of Preferred Shares is decreased by a combination of the outstanding Ordinary Shares or Recapitalization Event then, following the record date of such combination or Recapitalization Event, the Conversion Price shall be appropriately increased to ensure no dilution takes place such that the number of Ordinary Shares issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding.

8.8.                    Other Distributions.

Without derogating from Article 8.5, in the event the Company shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights not referred to in Article 8.5, then, in each such case for the purpose of this Article, the Preferred Shareholders shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Preferred Shares are convertible as of the record date fixed for the determination of the Ordinary Shareholders entitled to receive such distribution.

8.9.                     Other Recapitalization.

Without derogating from Article 8.7, if at any time or from time to time there shall be a Recapitalization or exchange of the Ordinary Shares (other than as provided for elsewhere in this Article 8), provision shall be made so that the Preferred Shareholders shall thereafter be entitled to receive, upon conversion of the Preferred Shares, the number of shares or other securities or property of the Company or otherwise, deliverable upon conversion immediately prior to such Recapitalization or exchange which an Ordinary Shareholder would have been entitled to receive immediately prior to such Recapitalization or exchange. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 8 with respect to the rights of the Preferred Shareholders after the recapitalization to the end that the provisions of this Article 8 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalently as may be practicable.

8.10.                No Impairment.

The Company will not, through any Recapitalization or Change in Control or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shareholders against impairment.

8.11.                No Fractional Shares.

No fractional shares shall be issued upon the conversion of any Preferred Share, and the number of Ordinary Shares to be issued upon conversion thereof shall be rounded to the nearest whole share. Whether fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares the holder is converting into Ordinary Shares at the time and the number of Ordinary Shares issuable upon such aggregate conversion.

8.12.                Certificate as to Adjustment

Upon the occurrence of each adjustment of the Conversion Price, the Company, at the Company’s expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Preferred Shareholder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the reasonable written request at any time of any Preferred Shareholder, furnish or cause to be furnished to such holder a like certificate setting forth (i) the adjustment of the Conversion Price, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, or other property which at the time would be received upon the conversion of any such Preferred Share.

8.13.              Notices of Record Date

In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each Preferred Shareholder, at least fourteen (14) days prior to the record date specified therein and if not possible, as soon as practicable, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

8.14.            Reservation of Shares Issuable upon Conversion

The Company shall at all times reserve and keep available out of the Company’s authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares (including the Warrant Shares), such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of counsel to the Company, be necessary to increase the number of authorized but unissued Ordinary Shares to such sufficient number of shares.

9.                Increase of Share Capital

Subject to the provisions of Article 77 below, the Company may, from time to time, increase the share capital of the Company by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the shareholders resolution approving the creation of such shares shall provide. Except to the extent otherwise provided in the shareholders resolution creating such new shares, or in the amendment to these Articles relating to such shares, such new shares shall be subject to all the provisions applicable to the Ordinary Shares.

10.        Special Rights; Modifications of Rights

10.1.             Subject to the provisions of Article 77 below, the Company may, from time to time, by resolution of the shareholders of the Company, provide for shares with such preferred or deferred rights or rights of redemption or other special rights or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in the shareholders resolution pursuant to which such shares were created.

10.2.             If at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles and subject to the provisions of Article 77 below, may be modified or abrogated by the Company (including, without limitation, any modification referred to in Article 11) only by the holders of a majority of the issued shares of such class; provided however that to the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, and subject to compliance with Article 77: (i) any alteration or change in the rights, preferences, or privileges which affect all the shareholders of the Company, as a single group, without preferences or differences among them; or (ii) any alteration or change in any rights, preferences, or privileges of any class of shares which is applied in the same manner to all the shareholders of the Company, including, for the avoidance of doubt, issuance of additional existing shares or the creation or issuance of any new class or series of shares or any other securities convertible into equity securities of the Company having a preference over, or being on parity with, an existing class of shares (including with respect to voting, dividends or rights upon liquidation), shall not be deemed to be a change of rights of the existing class of shares and, unless otherwise required by Article 77, shall be approved by the holders of the majority of the voting power represented at the meeting of all shareholders of all classes voting together as a single class, on as converted basis, and such issuance or amendment shall not be deemed, solely for purposes of this Article 10.2, to modify or abrogate the rights attached to the previously issued shares or class.

10.3.             Any right or limitation expressly provided for the benefit or protection of a specifically named shareholder or class of shares may not be modified, abrogated or waived without the prior written consent of such shareholder, or majority holders of such class of shares (on an as converted basis).

Any resolution required to be adopted pursuant to these Articles by a separate General Meeting of a certain class of shares, shall be voted upon and adopted by the holders of such class entitled to vote thereon and no holder of a certain class shall be banned from participating and voting in a separate General Meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. For illustration purposes, in the event that a certain Shareholder is the holder of Preferred A Shares and Preferred B Shares whilst another shareholder is the holder of Preferred A Shares only, the Shareholder holding two classes of shares shall not be banned from voting on a resolution which adversely affects the rights of the Preferred A Shares Series, irrespective of the affect such change shall have on the Preferred B Shares. Anything contained herein to the contrary notwithstanding, subject to any applicable law, a Shareholder shall not be required to refrain from participating in the discussion or voting on any resolution concerning the modification or abrogation of the rights attached to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution (e.g.: a Shareholder shall be entitled to vote on the modification of rights attached to shares held by such Shareholder in a way that may benefit such holder either directly or indirectly (such as in the case of an increased financial value gained by virtue of such change)).

11.            Consolidation, Subdivision, Cancellation and Reduction of Share Capital

11.1.             The Company may, from time to time, by resolution of the shareholders of the Company (subject, however, to the provisions of Articles 10.2 and 77 hereof and to applicable law):

11.1.1.           consolidate and divide all or any of the issued or unissued share capital of the Company into shares of larger nominal value than the then existing shares;

11.1.2.           subdivide the shares (issued or unissued) or any class of shares, into shares of smaller nominal value than is fixed by these Articles (subject, however, to the provisions of any applicable law), and the shareholders resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares; or

11.1.3.           cancel any shares which, at the date of the adoption of such shareholders resolution have not been taken or agreed to be taken by any Person, and diminish the amount of the share capital of the Company by the amount of the shares so cancelled.

11.2.             With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle, subject to the Companies Law, any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

11.2.1.           determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

11.2.2.           allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings; and

11.2.3.           cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 11.2.3.

SHARES

12.           Issuance of Share Certificates; Replacement of Lost Certificates

12.1.             Share certificates shall be issued under the printed or typed name of the Company and shall bear the signature of a Director or of any other person authorized thereto by the Board of Directors.

12.2.             Each shareholder shall be entitled to one numbered certificate for all the shares of a certain class registered in such shareholder’s name in the Share Register (as defined below) and if the Board of Directors so approves, to several certificates, each for one or more of such shares.

12.3.             A share certificate registered in the names of two or more Persons shall be delivered to the Person first named in the Share Register in respect of such co-ownership.

12.4.             If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

13.           Share Register; Registered Holder

13.1.             The Company shall have and manage an updated register of shareholders according to the provisions of the Companies Law (the “Share Register”).

13.2.             Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other Person. Without derogating from the aforesaid, a shareholder who is a trustee shall be recorded in the Share Register with a notation as to the trustee’s trusteeship and the trustee shall be deemed a shareholder for the purposes of the Companies Law and shall hold such rights as these Articles dictate.

14.          Allotment of Shares; Preemptive Rights

14.1.             Subject to the provisions of this Article 14 and Article 77, the shares shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of the shares to such Persons, on such terms and conditions, and at such times, as the Board of Directors may think fit, and the power to give to any Person the option to acquire from the Company any shares, during such time and for such consideration as the Board of Directors may think fit.

14.2.             Until the earlier of the consummation of a Qualified IPO or the consummation of a Change in Control, each Qualified Shareholder shall have preemptive rights to purchase all or part of such Qualified Shareholder’s pro-rata share of New Securities that the Company may, from time to time, propose to sell and issue other than in connection with an Excluded Issuance. The pro-rata share of a Qualified Shareholder shall be the ratio of the number of Ordinary Shares then held by such Qualified Shareholder (on an as-converted basis, including as to shares purchasable and/or convertible upon exercise of Warrants) as of the date of the Rights Notice (as defined in Article 14.2.1), to the sum of the total number of issued and outstanding Ordinary Shares held by all of the Qualified Shareholders (on an as-converted basis, including as to shares convertible upon exercise of Warrants) as of such date.

14.2.1.           If the Company proposes to issue New Securities, it shall give each Qualified Shareholder written notice (the “Rights Notice”) of the Company’s intention, describing the New Securities, the price and the general terms upon which the Company proposes to issue the New Securities. Each Qualified Shareholder shall have ten 10 days from delivery of the Rights Notice to agree to purchase (i) all or any part of its pro-rata share and (ii) all or any part of the pro-rata share of any other Qualified Shareholder entitled to such rights to the extent that such other Qualified Shareholder does not elect to purchase its full pro-rata share, in each case for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased. Failure to send such written notice to the Company within such ten (10) day period shall constitute a waiver of such Qualified Shareholder’s right to purchase New Securities. In the event that the Qualified Shareholders who elected to purchase New Securities, elected to purchase in the aggregate 100% or more of the New Securities, the Company shall notify each such Qualified Shareholder of the final number of New Securities each such Qualified Shareholder is entitled to purchase hereunder, calculated in proportion to their relative pro rata shares, and such New Securities shall be sold to such Qualified Shareholders based on such pro rata percentages.

14.2.2.           If the Qualified Shareholders fail to exercise in full the preemptive right within the period specified in Article 14.2.1, the Company shall have one hundred twenty (120) days after delivery of the Rights Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. If the Company has not sold the New Securities within said one hundred twenty (120) day period the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Qualified Shareholders in the manner provided above.

15.         Payment in Installments

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder of the share of the Person entitled thereto.

16.         Calls on Shares

16.1.             The Board of Directors may, from time to time, make such calls as it may think appropriate upon shareholders in respect of any sum unpaid in respect of shares held by such shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the Person and at the time and place designated by the Board of Directors, as any such time may be thereafter extended or such Person or place changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

16.2.             Notice of any call shall be given in writing to the shareholder in question not fewer than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the Person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such shareholder, revoke such call in whole or in part, extend such time, or alter such Person or place. In the event of a call payable in installments, only one notice thereof need be given.

16.3.             If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

16.4.             The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

16.5.             Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time as the Board of Directors may prescribe.

16.6.             Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

17.         Prepayment

With the written approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of such shareholder’s shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 17 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

18.         Forfeiture and Surrender

18.1.             If any shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

18.2.             Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

18.3.             Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

18.4.             The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

18.5.             Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles and the Companies Law, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

18.6.             Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

18.7.             The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 18.

19.          Lien

19.1.             Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other Person), and upon the proceeds of the sale thereof, for such shareholder’s debts, liabilities and engagements arising with respect to the payment for such shares issued by the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

19.2.             The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, or such shareholder’s executors or administrators.

19.3.             The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, such shareholder’s executors, administrators or assigns.

20.         Sale After Forfeiture or Surrender, or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint a Person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Share Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after such purchaser’s name has been entered in the Share Register in respect of such shares, the validity of the sale shall not be impeached by any Person, and the remedy of any Person aggrieved by the sale shall be in damages only and against the Company exclusively.

21.         Redeemable Shares

Subject to the provisions of Article 77 hereof, the Board of Directors may, subject to the provisions of the Companies Law, issue redeemable shares and redeem the same on the terms and conditions as the Board of Directors may deem fit.

TRANSFER OF SHARES

22.         Effectiveness and Registration

22.1.             Prior to the consummation of an Initial Public Offering, no transfer of shares of the Company, and no assignment of an option to acquire such shares from the Company, except for transfers of shares to Permitted Transferees, shall be effective unless the transfer or assignment has been approved by the Board of Directors, but the Board of Directors shall not unreasonably withhold its approval of any such transfer or assignment made in accordance with this Article 22.

22.2.             No transfer of shares shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, together with the share certificate and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the Share Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a reasonable fee for the registration of a transfer.

22.3.             Rights of First Refusal. Without derogating from the provisions of Article 22.1, until the consummation of an Initial Public Offering, the following provisions shall govern transfers of shares in the Company, except for transfers among Permitted Transferees, and except to the extent waived in writing (before or after the effective date of these Articles) by a shareholder who would otherwise be entitled thereto:

22.3.1.           If any holder of Ordinary Shares desires to sell all or any part of its shares in the Company, such shareholder (the “Offeror”) shall first offer such shares (the “Offered Shares”), at the price and on the terms of the proposed transfer, by written notice to each of the Major Shareholders (the “Offerees”) (with a copy to the Company). The notice shall include the identity of the purchaser, the proposed price and terms of sale of the Offered Shares and the pro rata share of the Offeree with respect to the Offered Shares (the “Offer”) calculated as a percentage of the Ordinary Shares on an as-converted basis held by such Offeree relative to the total number of Ordinary Shares on an as-converted basis held by all of the Offerees at the time of the Offer. Any Offeree may accept such offer in respect of all or any of the Offered Shares by giving the Offeror (with a copy to the Company) notice to that effect within ten (10) days after being served with the Offer. Failure to timely accept the offer as to any of the Offered Shares shall be deemed as a decision not to purchase any of the Offered Shares. If the acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the accepting Offerees shall be entitled to acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings of Ordinary Shares, provided that no Offeree shall be entitled to acquire under the provisions of this Article more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to Offeree of the full number of shares so accepted, Offeree shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the accepting Offerees (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

22.3.2.           If the acceptances by Offerees, in the aggregate, are in respect of fewer than the total number of Offered Shares, then the accepting Offerees shall not be entitled to purchase that portion of the Offered Shares with respect to which they provided acceptances, as aforesaid, and the Offeror, at the expiration of the aforementioned ten10) day period, shall be entitled to transfer all of the Offered Shares to the purchaser identified in the Offeror’s notice, at a price not lower and on terms no more favorable to the buyer than those stated in the Offer, and provided further that to the extent that all of the Offered Shares are not transferred within ninety (90) days after the expiration of such ten (10) day period, any subsequent sale shall again be subject to the provisions of this Article 22.3.

22.4.             Bring Along.

22.4.1.           In the event that an offer is received to purchase all of the shares of the Company (whether by way of acquisition, merger, or otherwise) and the holders of not less than sixty-five (65%) of the outstanding Preferred Shares voting together as a single class (treating the Preferred Shares on an as converted basis) accept such offer (for purposes of this Article 22.4, the “Sellers”), each shareholder shall be obligated to and shall: (A) sell, transfer and deliver, or cause to be sold, transferred and delivered, to a third-party buyer the shares of such shareholder on the same economic terms and conditions as the shares held by the Sellers (subject to appropriate adjustments to reflect the preferences and priorities of the Preferred Shares, including as set forth in Article 76 below); (B) execute and deliver such instruments of conveyance and transfer and take such other action, including voting their shares in favor of the proposed transaction and executing any purchase agreements, merger agreements, escrow agreements or related documents, as the Sellers or the third party buyer may reasonably require in order to carry out the terms and provisions of this Article 22.4; and (C) waive any dissenting, minority or similar rights in connection with such transaction; provided, however that the consideration shall be allocated among the shareholders in accordance with the applicable provisions of these Articles and in accordance with the provisions of Article 76. Not less than fifteen (15) days prior to the date proposed for the closing of such transaction, the Company shall give notice to the shareholders, setting forth in reasonable detail the name or names of the third party buyer, the terms and conditions of the transaction, including the purchase price, and the proposed closing date.

22.4.2.           In no circumstances will any “brought along” shareholder be required to provide warranties on a Change in Control, except with respect to title to the shares, due authorization and the legal right to consummate such sale; provided, however, that reductions in the amounts payable to the shareholders as a result of inaccuracies or falsities of representations and warranties made by the Company, and escrow arrangements relating thereto, shall be permitted, if so agreed upon by the Sellers. In addition, in any such Change in Control that shall require the placement of proceeds into escrow, the amount placed into escrow on behalf of each shareholder shall be calculated on a pro-rata basis, and without taking into account the Preference Amount (as defined below) for purposes of such pro-rata calculation.

22.4.3.           In furtherance of the provisions of this Article 22.4, each of the parties other than the Sellers (the “Non-Sellers”) hereby (i) irrevocably appoints the designee of the Sellers as the agent and attorney-in-fact of the Non-Sellers (the “Agent”) (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any transaction under this Article 22.4; and (ii) grants to the Agent a proxy (which shall be deemed to be coupled with an interest and irrevocable) to vote the shares held by such Non-Sellers and to exercise any consent rights applicable thereto in favor of any transaction under this Article 22.4; provided, however, that the Agent shall not exercise such powers-of-attorney or proxies with respect to any Non-Sellers unless such Non-Seller is in breach of its obligations under this Article 22.4.

22.4.4.           The majority set forth in Article 22.4.1 for the accepting Shareholders shall be deemed the majority required under Section 341 of the Companies Law.

22.5.             Restrictions on Founder Sales. [DELETED]

22.6.             Co-Sale. [DELETED]

22.7.             No Transfer to Competitors. Subject to the provisions of Article 77 below, and without derogating from any of the provisions of this Article 22, prior to the consummation of a Qualified Public Offering, no transfer of shares in the Company, and no assignment of an option to acquire such shares from the Company, shall be made to any competitor of the Company absent approval by the Board of Directors; a competitor shall mean, for purposes hereof, a person or entity that engages in any activities that compete with the Company in the field of delivering injectable therapeutic drugs by disposable pumps. The Board of Directors may withhold its approval of any such transfer or assignment, at its sole discretion, without the need to provide its reasons therefor.

23. Suspension of Registration

The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding a General Meeting.

TRANSMISSION OF SHARES

24. Decedents’ Shares

24.1.     In case of a share registered in the names of two or more holders, the Company may recognize the survivor as the sole owner thereof unless and until the provisions of Article 24.2 have been effectively invoked.

24.2.     Any Person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient that such Person sustains the character in respect of which such Person proposes to act under this Article or of such Person’s title), shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

25. Receivers and Liquidators

The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, upon producing such evidence as the Board of Directors may deem sufficient that receiver or liquidator sustains the character in respect of which receiver’s or liquidator proposes to act under this Article or of receiver or liquidator’s title, shall be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

26. Annual General Meeting

The Company is entitled, subject to the provisions of the Companies Law, not to hold an annual General Meeting, except as necessary for the nomination of the independent auditors and approval of their fees. An Annual General Meeting shall be held at such place either within or without the State of Israel as may be determined by the Board of Directors.

27. Extraordinary General Meetings

27.1. All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings.”

27.2. The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obligated to do so upon requisition in writing in accordance with Section 63 of the Companies Law.

28. Notice of General Meetings; Failure to Give Notice

Not fewer than seven (7) days’ prior notice shall be given for every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed, or no notice at all, has been given.

PROCEEDINGS AT GENERAL MEETINGS

29. Quorum

29.1. Without derogation from the provisions of Article 77, two or more shareholders (not in default in payment of any sum referred to in Article 35.1 hereof), present in person or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company (treating all Preferred Shares on an as-converted basis), shall constitute a quorum at General Meetings provided that the holder or holders of a majority of the Preferred Shares are present, or, in the case of a Class Meeting, at least a majority of the voting rights of the issued and outstanding shares of such class. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business. General Meetings may be held telephonically or by any other means of communication, provided that each shareholder participating in such meeting can hear all of the other shareholders participating in such meeting.

29.2. If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition of shareholders under Section 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Board of Directors may determine. No business shall be transacted at any adjourned meeting, except business that might lawfully have been transacted at the meeting as originally called, subject in any event to the provisions of Article 77. At such adjourned meeting, any two (2) shareholders (not in default as aforesaid) present in person or by proxy shall constitute a quorum.

30. Chairman

The Chairman, if any, of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If there is no such Chairman, or if at any meeting such Chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unable or unwilling to act as Chairman, the shareholders present shall choose someone of their number or any office holder of the Company to be Chairman. The office of Chairman shall not entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote.

31. Adoption of Resolutions at General Meetings; Majority Required to Amend Articles

31.1.       Subject to the provisions of Article 77 and Article 10.3, a resolution of the shareholders (including, for the avoidance of any doubt, a resolution in respect of an amendment of these Articles) shall be deemed adopted if approved by the holders of a majority of the voting power (treating all Preferred Shares on an as-converted basis) represented at a General Meeting in person or by proxy and voting thereon.

31.2.       Every issue submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

31.3.       A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of that fact, absent manifest error.

31.4.       The meetings and proceedings of any Class Meetings, as far as they are required to be held by the Company or by the Companies Law, shall mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the General Meetings.

32. Resolutions in Writing

A resolution in writing signed by all shareholders of the Company then entitled to attend and vote at General Meetings or to which all such shareholders have given their consent (by e-mail, facsimile, letter or otherwise) shall be deemed to have been unanimously adopted by an Annual General Meeting or Extraordinary General Meeting duly convened and held.

33. Power to Adjourn

33.1.       The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy (treating all Preferred Shares on an as-converted basis) and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

33.2.       It shall not be necessary to give any notice of an adjournment pursuant to Article 29.2, unless the meeting is adjourned for thirty (30) days or more in which event notice thereof shall be given in the manner required for the meeting as originally called. It shall not be necessary to give any notice of an adjournment pursuant to Article 33.1, unless the meeting is adjourned for twenty-one (21) days or more in which event notice thereof shall be given in the manner required for the meeting as originally called.

34. Voting Power

Subject to the provisions of Article 35.1 and subject to any provision hereof conferring special rights as to voting (including, without limitation, the provisions of Article 77), or restricting the right to vote, every shareholder shall have one vote for each Ordinary Share held by such shareholder of record or such Ordinary Shares as would be held by each holder of Preferred Shares if all Preferred Shares were converted to Ordinary Shares at the then effective Conversion Rate, on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by written ballot or by any other means. Certain resolutions might require by applicable law class votes, and in such event, the Company shall adopt such resolutions by class meetings or by resolutions in writing of such classes.

35. Voting Rights

35.1.       No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by such shareholder in respect of such shareholder’s shares in the Company have been paid.

35.2.       A company or other corporate body being a shareholder of the Company may, by resolution of the managing body or the applicable Organ thereof, authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power that the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to the Chairman at the meeting.

35.3.       Any shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 35.2.

35.4.       If two or more Persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote of the other joint holder; and for this purpose seniority shall be determined by the order in which the names stand in the Share Register.

PROXIES

36. Instrument of Appointment

36.1.       The instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I                                             (Name of Shareholder) of                                      (Address of Shareholder) being a shareholder of SteadyMed Ltd. (the “Company”) hereby appoint                                            (Name of Proxy) of                                                    (Address of Proxy) as my proxy to                                             vote for me and on my behalf at the General Meeting of the Company to be held on the       day of          , 20          and at any adjournment thereof.

Signed this              day of                           , 20      .

(Signature of Appointer)”

or in any usual or common form or in such other form as may be approved by the Board of Directors, including a form which provides for a continuing proxy until the occurrence of such date or event as is specified in the proxy. It shall be duly signed by the appointer, a duly authorized attorney of the appointer, or an agent thereof, with the stamp or printed name of the company or incorporated entity.

36.2.      The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its registered office, or at its principal place of business or at the offices of its registrar and/or transfer agent or at such place as the Board of Directors may specify) before the time fixed for the meeting at which the individual named in the instrument proposes to vote, or presented to the Chairman at such meeting.

37. Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death, liquidation or winding-up of the appointing shareholder (or of such shareholder’s attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, liquidation, winding-up, revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

BOARD OF DIRECTORS

38. Powers of Board of Directors

The Board of Directors shall determine the Company’s policies, oversee the activities of the Chief Executive Officer, and take such other actions as are described in Section 92 of the Companies Law, subject to the provisions of Article 77 below. In the absence of a Chief Executive Officer and other senior executive officers of the Company, the Board of Directors shall manage the business of the Company. The authority conferred on the Board of Directors by this Article 38 shall be subject to the provisions of the Companies Law and of these Articles.

39. Exercise of Powers of Directors

39.1.       A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers, and discretions vested in or exercisable by the Board of Directors.

39.2.       Subject to the provisions of Article 77, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote, lawfully entitled to vote thereon and voting thereon.

39.3.       A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon or to which all such Directors have given their consent (by e-mail, facsimile, letter or otherwise) and which has been signed by the Chairman of the Board of Directors shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

40. Delegation of Powers

40.1.       Subject to Section 112 of the Companies Law, the Board of Directors may delegate any or all of its powers to committees, each consisting of two (2) or more Directors (and in case of a compensation committee no less than three (3) Directors) including in each case at least two (2) Preferred Directors (as defined below), and it may from time to time revoke such delegation or alter the composition of any such committee. Any committee so formed (in these Articles referred to as a “Committee of the Board of Directors”) shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

40.2.       Without derogating from the provisions of Article 54, the Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think appropriate, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the terms and conditions of employment, of all such persons, and may require security in such cases and in such amounts as it thinks appropriate.

40.3.       The Board of Directors may from time to time, by power of attorney or otherwise, appoint any Person to be the attorney or attorneys of the Company at law or in fact for such purpose and with such powers, authorities and discretions, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

41. Number of Directors

The Board of Directors shall consist of not less than three (3) and not more than seven (7) directors. (individually a “Director” and collectively, the “Directors”).

42. Appointment and Removal of Directors

42.1.       The composition of the Board of Directors shall be as follows:

Four (4) members shall be appointed and removed from office by the Investors as follows: (i) One (1) member shall be appointed and removed from office by the holders of majority of the aggregate Preferred C Shares and the Preferred D Shares voting together as a single class (the “Preferred C and Preferred D Director”), (ii) one (1) member shall be appointed and removed from office by SI (the “SI Director”), (iii) one (1) member shall be appointed and removed from office by Samson (the “Samson Director”), and (iv) one (1) member shall be appointed and removed from office by the holders of a majority of the Preferred E Shares (the “Preferred E Director”) (each a “Preferred Director”, and together the “Preferred Directors”);

42.1.1.           One (1) member shall be the Chief Executive Officer of the Company ex officio;

42.1.2.           One (1) member shall be an industry expert, to be appointed and removed from office by a majority of the Directors, including the vote of the Preferred Directors;

42.1.3.           One (1) member shall be elected by the holders of a majority of the Preferred Shares voting together as a single class; and

42.1.4.           In addition to the abovementioned, the Preferred C Shareholder shall be entitled to appoint and remove one (1) non-voting observer to the Board of Directors and Yehuda Zisapel, for as long as he is a shareholder in the Company, shall be entitled to appoint and remove one (1) non-voting observer to the Board (the “Observers”).

42.2.       The appointment or removal of a Director or an Observer shall be effected by the delivery of a notice to the Company at its principal office, signed by the holders of the shares entitled to effect such appointment or removal. Any appointment or removal shall become effective on the date fixed in the notice, or upon delivery of the notice to the Company, whichever is later.

42.3.       The person appointed as Chief Executive Officer shall serve as a Director, effective as of the date of appointment as Chief Executive Officer. Such service as a Director shall terminate automatically upon notice of the termination of such person’s service as the Chief Executive Officer, without the need for any action by the Company or otherwise.

42.4.       Any Observer, if and as appointed, shall be entitled to receive copies of all notices, minutes, consents and other materials that are sent to the Board, and may be present at all meetings of the Board in a nonvoting, Observer capacity, subject to execution by such Observer of a confidentiality agreement in a form satisfactory to the Board of Directors. The Observer may be excluded from access to any portion of any materials or meetings of the Board Directors if (i) such exclusion is necessary to protect information (such as trade secrets) of any third party to the extent required by written agreement between the Company and such third party after considering implementing reasonable means to protect such information and allow such Observer to attend, if and as reasonably applicable or (ii) to preserve or protect attorney-client privilege of the Company.

43. Qualification of Directors

No Person shall be disqualified to serve as a Director by reason of not holding shares in the Company or by reason of having served as a Director in the past.

44. Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if they number less than a majority of the number provided for pursuant to Article 41 hereof, they may only act in an emergency, and may call a General Meeting of the Company.

45. Vacation of Office

45.1.       Subject to Article 42 herein, the office of a Director shall be vacated by the Director’s written resignation or by a notice signed by the shareholder entitled to effect the removal of the Director in accordance with Article 42.1. Such resignation or removal shall become effective on the date fixed therein, or upon the delivery thereof to the Company (including by way of facsimile or a-mail), whichever is later.

45.2.       The office of a Director shall be vacated, ipso facto, upon the occurrence of any of the following: (i) such Director’s death, (ii) such Director is convicted of a crime as described in Section 232 of the Companies Law, (iii) such Director is removed by a court of law in accordance with Section 233 of the Companies

Law, (iv) such Director becomes legally incompetent, (v) if such Director is an individual, such Director is declared bankrupt, (vi) if such Director is a corporate entity, upon its winding-up or liquidation, whether voluntary or involuntary, or (vii) if the shareholder who appointed such Director is no longer entitled to appoint a director.

46. Remuneration of Directors

No Director shall be paid any remuneration by the Company for such Director’s services as a member of the Board of Directors, unless such remuneration has been approved pursuant to the provisions of the Companies Law.

47. Conflict of Interests

Subject to the provisions of the Companies Law, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly; provided, however, that such Director shall refrain from voting on such matter where a personal interest exists, unless such voting is permitted by the Companies Law.

48. Alternate Directors

48.1.       Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

48.2.       Any notice given to the Company pursuant to Article 48.1 shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

48.3.       An Alternate Director shall have all the rights and obligations of the Director who appointed the Alternate Director, provided, however, that the Alternate Director may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

48.4.       Subject to the provisions of the Companies Law, any Person that is qualified to act as a Director may act as an Alternate Director.

48.5.       An Alternate Director shall alone be responsible for the Alternate Director acts and defaults subject to the provisions of the Companies Law.

48.6.       The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 45, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

49. Meetings

49.1.       The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit. Meetings of the Board of Directors may be held by telephone or by any other means of communication provided that each Director participating in such meeting can hear all of the other Directors participating in such meeting.

49.2.       The Chairman of the Board of Directors, and, in the absence of a Chairman, any Director, may convene a meeting of the Board of Directors, but not less than two (2) days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting.

50. Quorum

50.1.       Provided notice of a meeting of the Board of Directors has been provided in accordance with these Articles, a quorum at a meeting of the Board of Directors shall be constituted by the presence, in person or represented by an Alternate Director, of a majority of the Directors then in office who are lawfully entitled to participate in the meeting, which majority includes at least two (2) Preferred Directors.

50.2.       If within one (1) hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to such time, date and place as the Chairman may determine, provided that not fewer than four (4) days’ written notice shall have been provided to each of the Directors of such meeting. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, a majority of the Directors present in person or represented by an Alternate Director shall constitute a quorum.

51. Chairman of the Board of Directors

The Board of Directors, by a decision taken by a majority of the Directors, which majority includes at least two (2) Preferred Directors, may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in his place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting the Chairman is not present within fifteen (15) minutes of the time fixed for the meeting, or if the appointed Chairman is unable or unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of Chairman shall not entitle such Director to a second or casting vote.

52. Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any Person acting as Director, shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that the persons were disqualified, be as valid as if there were no such defect or disqualification.

MINUTES

53. Minutes

53.1.       Minutes of each General Meeting and of each meeting of the Board of Directors (or any committee thereof) shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

53.2.       Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

CHIEF EXECUTIVE OFFICER

54. 54. Chief Executive Officer

54.1.       Subject to Article 77, the Company, by decision of its Board of Directors, may from time to time appoint, remove and replace a person as Chief Executive Officer of the Company, and may confer upon such appointed person, and from time to time modify or revoke, such title (including General Manager, Managing Director, Director General or any similar or dissimilar title). The appointment of the Chief Executive Officer may be either for a fixed term or without any limitation of time.

54.2.       The Chief Executive Officer shall manage the business of the Company, subject to the policies established by the Board of Directors, such limitations and restrictions as are set forth in these Articles or as the Board of Directors may from time to time prescribe, and the provisions of the Companies Law.

54.3.       The Board of Directors may from time to time determine the Chief Executive Officer’s salary and other terms and conditions of the Chief Executive Officer’s employment, subject to the provisions of the Companies Law.

EXEMPTION FROM LIABILITY, INDEMNIFICATION AND INSURANCE

55. Exemption From Liability

Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, and without derogating from the provisions of Article 77, the Company may release, in advance, any officer or Director of the Company (an “Office Holder”) from any liability for damages arising out of a breach of a duty of care towards the Company, other than breach of such duty of care towards the Company in a Distribution.

56. Indemnification

56.1.       Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

56.1.1.           a financial liability imposed on an Office Holder in favor of another Person by any judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court in respect of an act performed by the Office Holder.

56.1.2.           Reasonable litigation expenses, including attorneys’ fees, expended by the Office Holder as a result of an investigation or proceeding instituted against the Office Holder by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such Office Holder as a result of such investigation or proceeding; and (ii) no financial liability as a substitute for the criminal proceeding was imposed upon Office Holder as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent.

56.1.3.           Reasonable litigation costs, including attorney’s fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other Person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent.

56.2.       Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Company may undertake in advance to indemnify an Office Holder of the Company with respect to those liabilities and expenses described in the following Articles:

56.2.1.Sub-Article 56.1.2 and 56.1.3; and

56.2.2.Sub-Article 56.1.1, provided that the undertaking to indemnify:

56.2.2.1.           is limited to such events which the Board of Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criteria which the Board of Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

56.2.2.2.           shall set forth such events which the Board of Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criteria which the Board of Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

57. Insurance

The Company may enter into a contract, which shall be approved by the Requisite Board Approval, for the insurance of the liability, in whole or in part, of any of Office Holders of the Company with respect to an obligation imposed on such Office Holder due to an act performed by the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any of the following:

57.1.       a breach of duty of care to the Company or to any other person;

57.2.       a breach of the duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the act that resulted in such breach would not harm the interests of the Company; and

57.3.       a financial liability imposed on such Office Holder in favor of any other Person.

58. Amendments to Companies Law.          Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 56 and 57 shall be prospective in effect, and shall not affect the obligation of the Company or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment.

59. Insurance; Modifications.                The provisions of Articles 55 to 57 are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance or in respect of indemnification or exculpation, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; or any Office Holder to the extent that such insurance or indemnification is not specifically prohibited under law, provided that the procurement of any such insurance or the provision of any such indemnification shall be approved by the Board of Directors. Any modification of Articles 55 to 57 shall be prospective in effect and shall not affect the obligation of the Company or ability to indemnify an Office Holder for any act or omission occurring prior to such modification.

60. Senior Obligations of Directors.                    Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Company’s indemnity obligation to each and any the Director shall be primary and senior to any indemnification obligation which the party or parties appointing such Director (the “Appointing Party”) may have to such Director and the Company may enter into an agreement to and shall (i) indemnify and reimburse the Appointing Party for any indemnification payments or advances made by such Appointing Party (or its insurer) directly to such Director, and (ii) expressly waive any right of contribution from such Appointing Party (or its insurer) with respect to any indemnification that the Company may provide to such Director.

RIGHTS OF SIGNATURE AND STAMP

61. Rights of Signature and Stamp

61.1.       The Board of Directors shall be entitled to authorize any Person (who need not be Director) to act and sign on behalf of the Company, and the acts and signature of such Person on behalf of the Company, together with the Company’s stamp or next to the Company’s name in print or handwriting, shall bind the Company insofar as such Person acted and signed within the scope of such Person’s authority.

61.2.       The Company shall have at least one official stamp.

DIVIDENDS

62. Dividend Preference.

62.1.       Preferred Shares.         The Preferred Shareholders shall be entitled to receive as dividends, prior to and in preference to any distribution (or declaration of a distribution) of dividends to the holders of any other equity securities (including, without limitation, the Ordinary Shares), an amount per share equal to eight percent (8%) per annum (which dividends shall be cumulative and shall accrue daily) of the Preferred E Original Issue Price, the Preferred D Original Issue Price, the Preferred C Original Issue Price, the Preferred B Original Issue Price, the Preferred A1 Original Purchase Price or the Preferred A2 Original Purchase Price, as applicable, compounded annually from the applicable Closing date upon which such shares were issued, to the date of payment of such dividends, plus accrued and unpaid dividends (the “Preferred E Dividend Amount”, “Preferred D Dividend Amount”, “Preferred C Dividend Amount”, “Preferred B Dividend Amount” and the “Preferred A Dividend Amount”, respectively, and collectively the “Preferred Dividend Amount”), payable in U.S. dollars immediately prior to the conversion of all of the Preferred Shares or payment of the applicable preference amount with respect to each share or Preferred Share as provided in Article 76, whichever is earlier, and subject to applicable law, provided that (i) the Preferred E Shareholders shall be entitled to receive the Preferred E Dividend Amount prior and in preference to payment to the Preferred D Shareholders of the Preferred D Dividend Amount and the Preferred D Preference Amount, payment to the Preferred C Shareholders of the Preferred C Dividend Amount and the Preferred C Preference Amount, payment to the Preferred B Shareholders of the Preferred B Dividend Amount and the Preferred B Preference Amount, and payment to the Preferred A Shareholders of the Preferred A Dividend Amount and the Preferred A Preference Amount; (ii) the Preferred D Shareholders shall be entitled to receive the Preferred D Dividend Amount prior and in preference to payment to the Preferred C Shareholders of the Preferred C Dividend Amount and the Preferred C Preference Amount, payment to the Preferred B Shareholders of the Preferred B Dividend Amount and the Preferred B Preference Amount, and payment to the Preferred A Shareholders of the Preferred A Dividend Amount and the Preferred A Preference Amount; (iii) the Preferred C Shareholders shall be entitled to receive the Preferred C Dividend Amount prior and in preference to payment to the Preferred B Shareholders of the Preferred B Dividend Amount and the Preferred B Preference Amount, and payment to the Preferred A Shareholders of the Preferred A Dividend Amount and the Preferred A Preference Amount; and (iv) the Preferred B Shareholders shall be entitled to receive the Preferred B Dividend Amount prior and in preference to payment to the Preferred A Shareholders of the Preferred A Dividend Amount and the Preferred A Preference Amount.

62.2.       In the event that the Preferred Dividend Amount shall be insufficient for the distribution of the Preferred E Dividend Amount in full to all of the holders of Preferred E Shares, then the Preferred Dividend Amount shall be distributed or allocated among the holders of Preferred E Shares on a pro rata basis in proportion to the amounts such holders would have received had the Preferred Dividend Amount been sufficient for the distribution in full of the Preferred E Dividend Amount.

62.3.       After the Preferred E Dividend Amount has been paid in full and prior to any payments of dividends to the holders of Ordinary Shares, the holders of Preferred A Shares (including Preferred A1 Shares and Preferred A2 Shares), the holders of Preferred B Shares, and the holders of Preferred C Shares, the holders of Preferred D Shares shall be entitled to receive the Preferred D Dividend Amount. In the event that the Preferred Dividend Amount shall be insufficient for the distribution of the Preferred D Dividend Amount in full to all of the holders of Preferred D Shares, then the Preferred Dividend Amount shall be distributed or allocated among the holders of Preferred D Shares on a pro rata basis in proportion to the amounts such holders would have received had the Preferred Dividend Amount been sufficient for the distribution in full of the Preferred D Dividend Amount.

62.4.       After the Preferred E Dividend Amount and the Preferred D Dividend Amount have been paid in full and prior to any payments of dividends to the holders of Ordinary Shares and the holders of Preferred A Shares (including Preferred A1 Shares and Preferred A2 Shares), and the holders of Preferred B Shares, the holders of Preferred C Shares shall be entitled to receive the Preferred C Dividend Amount. In the event that the Preferred Dividend Amount shall be insufficient for the distribution of the Preferred C Dividend Amount in full to all of the holders of Preferred C Shares, then the Preferred Dividend Amount shall be distributed or allocated among the holders of Preferred C Shares on a pro rata basis in proportion to the amounts such holders would have received had the Preferred Dividend Amount been sufficient for the distribution in full of the Preferred C Dividend Amount.

62.5.       After the Preferred E Dividend Amount, the Preferred D Dividend Amount and the Preferred C Dividend Amount have been paid in full and prior to any payments of dividends to the holders of Ordinary Shares and the holders of Preferred A Shares (including Preferred A1 Shares and Preferred A2 Shares), the holders of Preferred B Shares shall be entitled to receive the Preferred B Dividend Amount. In the event that the Preferred Dividend Amount shall be insufficient for the distribution of the Preferred B Dividend Amount in full to all of the holders of Preferred B Shares, then the Preferred Dividend Amount shall be distributed or allocated among the holders of Preferred B Shares on a pro rata basis in proportion to the amounts such holders would have received had the Preferred Dividend Amount been sufficient for the distribution in full of the Preferred B Dividend Amount.

62.6.       After the Preferred E Dividend Amount, the Preferred D Dividend Amount, the Preferred C Dividend Amount and the Preferred B Dividend Amount have been paid in full and prior to any payments to the holders of Ordinary Shares, the holders of Preferred A Shares (including Preferred A1 Shares and Preferred A2 Shares) shall be entitled to receive the Preferred A Dividend Amount. In the event that the Preferred Dividend Amount shall be insufficient for the distribution of the Preferred A Dividend Amount in full to all of the holders of Preferred A Shares, then the Preferred Dividend Amount shall be distributed or allocated among the holders of Preferred A Shares on a pro rata basis in proportion to the amounts such holders would have received had the Preferred Dividend Amount been sufficient for the distribution in full of the Preferred A Dividend Amount.

62.7.       Participation.                   After payment in full of the Preferred Dividend Amount, any additional dividends or distributions shall be distributed among all holders of Ordinary Shares and Preferred Shares in proportion to the number of Ordinary Shares that would be held by each such holder if all Preferred Shares had been converted to Ordinary Shares pursuant to the conversion provisions set forth in these Articles.

63. Declaration of Dividends

Dividends shall be payable only when, as, and if declared by the Board of Directors in accordance with, and subject to, Articles 77 and 62. Subject to the provisions of the Companies Law and these Articles, the Board of Directors may from time to time declare, and cause the Company to pay, such interim dividend as may appear to the Board of Directors to be justified by the profits of the Company. The final dividend in respect of any fiscal period shall be proposed by the Board of Directors and shall be payable only after the same has been approved by a resolution of the shareholders of the Company. Such resolution may provide for the payment of a final dividend in an amount less than that proposed by the Board of Directors for the payment of such final dividend, but no such resolution shall provide for the payment of an amount exceeding that proposed by the Board of Directors for the payment of such final dividend, and no such resolution or any failure to approve a final dividend shall affect any interim dividend theretofore declared and paid. The Board of Directors shall determine the time for payment of such dividends, both interim and final, and the record date for determining the shareholders entitled thereto.

64. Payment in Specie

Subject to Article 77, upon the recommendation of the Board of Directors approved by a resolution of the shareholders of the Company, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

65. Implementation of Powers under Articles 63 and 64

For the purpose of giving full effect to any resolution under Articles 63 or 64, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may determine the value for distribution of any specific assets, and may determine that cash payments shall be made to any shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

66. Deductions from Dividends

The Board of Directors may deduct from any dividend or other moneys payable to any shareholder in respect of a share any and all sums of money then payable by such shareholder to the Company on account of calls or otherwise in respect of such share.

67. Retention of Dividends

67.1.       The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

67.2.       The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any Person is, under Article 24 or 25, entitled to become a shareholder, until such person shall become a shareholder in respect of such share.

68. Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of three (3) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a Person who would have been entitled thereto had the same not reverted to the Company.

69. Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share may be paid by check sent through the post to, or left at, the registered address of the Person entitled thereto or by transfer to a bank account specified by such Person (or, if two or more Persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or to such Person’s bank account), or to such Person and at such address as the Person entitled thereto may by writing direct. Every such check shall be made payable to the order of the Person to whom it is sent, or to such Person as the Person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

70. Receipt from a Joint Holder

If two or more Persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of such Persons may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS

71. Books of Account

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law. Such books of account shall be kept at the registered office of the Company, or at such other place or places as the Board of Directors may think appropriate, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as otherwise provided by agreement with the Company, or as conferred by law, or as authorized by the Board of Directors.

72. Fiscal Year

The Company’s fiscal year shall commence on January 1st and end on the following December 31st.

73. Audit

73.1.       As soon as practicable after the end of each fiscal year of the Company, and in any event within three (3) months thereafter, the Company shall prepare a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (the “Annual Financial Statements”). The Annual Financial Statements shall be audited for correctness by the Company’s auditor, or at the request of the Board of Directors by a firm of Independent Certified Public Accountants in the State of Israel, which is a member of the Israeli Institute of Certified Public Accountants and which is independent with respect to the Preferred Shareholders (the “Auditor”) and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and shall be approved and signed by the Board of Directors.

73.2.       From the date of the provision to the shareholders of a notice of an Annual General Meeting, and until the Annual General Meeting, the Company shall maintain at its principal office a copy of the Annual Financial Statements and shall make the Annual Financial Statements available to any shareholder who requests access to or a copy of the Annual Financial Statements.

73.3.       The aforesaid in this Article 73 shall not derogate from any contractual obligations which the Company may undertake vis-à-vis one or more of its shareholders.

74. Auditors

74.1.       Subject to the provisions of Article 77, the shareholders of the Company shall appoint an Auditor of the Company at the Annual General Meeting. Such appointment shall be in force until the end of the fiscal year for which the appointment is made, or for a longer period if so resolved at the Annual General Meeting, but in no event for a period of more than three (3) fiscal years. The shareholders of the Company may remove the Auditor at any time.

74.2.       The appointment, authorities, rights and duties of the Auditor of the Company shall be regulated by applicable law.

74.3.       Subject to the provisions of Article 77, the Board of Directors shall determine the remuneration of the Auditor and report to the shareholders on such remuneration at the Annual General Meeting.

NOTICES

75. Notices

75.1.       Any written notice or other document may be served by the Company to a Director, observer or any shareholder either personally or by sending it by prepaid registered mail (airmail if sent to a place outside Israel) addressed to such Director, observer or shareholder at such person’s address as described in the Share Register or such other address as such Director, observer or shareholder may have designated in writing for the receipt of notices and other documents, including through e-mail, facsimile or other electronic means. Any written notice or other document may be served by any Director, observer or shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its registered address. Any such notice or other document shall be deemed to have been served five (5) days after it has been posted (seven (7) days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than five (5) days or seven (7) days, as the case may be, after it has been posted, or when actually tendered in person, to such Director, observer or shareholder (or to the Secretary or the Chief Executive Officer); provided, however, that notice may be sent by e-mail, facsimile or other electronic means, or by registered mail as aforesaid, and such notice shall be deemed to have been given twenty-four (24) hours after such e-mail, facsimile or other electronic communication has been sent. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 75.1.

75.2.       All notices to be given to the shareholders shall, with respect to any share to which Persons are jointly entitled, be given to whichever of such Persons is named first in the Share Register, and any notice so given shall be sufficient notice to the holders of such share.

75.3.       Any shareholder whose address is not described in the Share Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

75.4.       Any notice served, in accordance with the provisions of sub-articles 75.1-75.3, on a trustee, registered as such in accordance with the provisions of Article 13, shall constitute a sufficient notice to the beneficiaries of such trustee.

LIQUIDATION

76. Liquidation Preference

Until a Qualified IPO, in the event of any (i) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), (ii) Deemed Liquidation or (iii) Distribution (as such term is defined in the Companies Law) (each of (i), (ii) or (iii), a “Liquidation Event”), the Company’s assets or surplus funds legally available for distribution (“Liquidation Amount”) shall be distributed as follows:

76.1. (a) First, the holders of Preferred E Shares shall be entitled to receive, prior to and in preference to any distribution of the Liquidation Amount to the holders of Preferred D Shares, Preferred C Shares, Preferred B Shares, Preferred A Shares and Ordinary Shares, an amount per share payable in US dollars equal to (A) one (1) times the Preferred E Original Issue Price, plus (B) all accrued but unpaid dividends on the Preferred E Shares, (the “Preferred E Preference Amount”). In the event that the Liquidation Amount shall be insufficient for the distribution of the Preferred E Preference Amount in full to all of the holders of Preferred E Shares, then the remaining Liquidation Amount shall be distributed or allocated among the holders of Preferred E Shares on a pro rata basis in proportion to the amounts such holders would have received had the Liquidation Amount been sufficient for the distribution in full of the Preferred E Preference Amount.

76.2.       (b) Second, after the Preferred E Preference Amount has been paid in full, the holders of Preferred D Shares shall be entitled to receive, prior to and in preference to any distribution of the Liquidation Amount to the holders of Preferred C Shares, Preferred B Shares, Preferred A Shares, and Ordinary Shares, an amount per share payable in US dollars equal to (A) one (1) times the Preferred D Original Issue Price, plus (B) all accrued but unpaid dividends on the Preferred D Shares, (the “Preferred D Preference Amount”). In the event that the remaining Liquidation Amount shall be insufficient for the distribution of the Preferred D Preference Amount in full to all of the holders of Preferred D Shares, then the Liquidation Amount shall be distributed or allocated among the holders of Preferred D Shares on a pro rata basis in proportion to the amounts such holders would have received had the remaining Liquidation Amount been sufficient for the distribution in full of the Preferred D Preference Amount.

(b)            Third, after the Preferred E Preference Amount and the Preferred D Preference Amount have been paid in full, the holders of Preferred C Shares shall be entitled to receive, prior to and in preference to any distribution of the Liquidation Amount to the holders of Preferred B Shares, Preferred A Shares and Ordinary Shares, an amount per share payable in US dollars equal to (A) one (1) times the Preferred C Original Issue Price, plus (B) all accrued but unpaid dividends on the Preferred C Shares, (the “Preferred C Preference Amount”). In the event that the remaining Liquidation Amount shall be insufficient for the distribution of the Preferred C Preference Amount in full to all of the holders of Preferred C Shares, then the remaining Liquidation Amount shall be distributed or allocated among the holders of Preferred C Shares on a pro rata basis in proportion to the amounts such holders would have received had the remaining Liquidation Amount been sufficient for the distribution in full of the Preferred C Preference Amount.

(c)              Fourth, after the Preferred E Preference Amount, the Preferred D Preference Amount and the Preferred C Preference Amount have been paid in full, the holders of Preferred B Shares shall be entitled to receive, prior to and in preference to any distribution of the remaining Liquidation Amount to the holders of Preferred A Shares and Ordinary Shares, an amount per share payable in US dollars equal to (A) two (2) times the Preferred B Original Issue Price, plus (B) all accrued but unpaid dividends on the Preferred B Shares, (the “Preferred B Preference Amount”). In the event that the remaining Liquidation Amount shall be insufficient for the distribution of the Preferred B Preference Amount in full to all of the holders of Preferred B Shares, then the remaining Liquidation Amount shall be distributed or allocated among the holders of Preferred B Shares on a pro rata basis in proportion to the amounts such holders would have received had the remaining Liquidation Amount been sufficient for the distribution in full of the Preferred B Preference Amount.

(d)            Fifth, after the Preferred E Preference Amount, the Preferred D Preference Amount, the Preferred C Preference Amount and the Preferred B Preference Amount have been paid in full, the holders of Preferred A Shares (including Preferred A1 Shares and Preferred A2 Shares) shall be entitled to receive, prior to and in preference to any distribution of the remaining Liquidation Amount to the holders of Ordinary Shares, an amount per share payable in US dollars equal to (A) the Preferred A1 Original Issue Price or Preferred A2 Original Issue Price of each Preferred Share, as applicable, plus (B) all accrued but unpaid dividends on the Preferred A Shares, (the “Preferred A Preference Amount”). In the event that the remaining Liquidation Amount shall be insufficient for the distribution of the Preferred A Preference Amount in full to all of the holders of Preferred A Shares, then the remaining Liquidation Amount shall be distributed or allocated among the holders of Preferred A Shares on a pro rata basis in proportion to the amounts such holders would have received had the remaining Liquidation Amount been sufficient for the distribution in full of the Preferred A Preference Amount.

76.3.       After distribution of the full Preference Amount to the holders of Preferred Shares, the remaining Liquidation Amount shall be allocated among all holders of Ordinary Shares of the Company and the holders of Preferred Shares (on an as-converted basis) on a pro-rata basis according to their respective shareholdings.

76.4.       Notwithstanding the foregoing, the holders of sixty seven percent (67%) of the Preferred Shares may determine that a certain transaction will not be considered a Deemed Liquidation.

76.5.       A Deemed Liquidation event shall entitle the holders of Ordinary Shares and Preferred Shares to receive at the closing of such transaction, cash, equity securities or other property, as if all consideration being received by the Company and its shareholders in connection with such transaction were being distributed in a Liquidation of the Company. Notwithstanding anything to the contrary, in any Deemed Liquidation in which the shareholders (and not the Company) are the intended recipients of the proceeds resulting therefrom, the Company will not be considered as legally bound by any such transaction — nor will any transfer of shares in accordance therewith be considered valid - unless appropriate measures have been implemented in order to ensure the due implementation of the provisions of this Article 76.

76.6.       Whenever the distribution provided for in this Article 76 shall be payable in equity securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors and confirmed by the auditors of the Company, which determination will be conclusive.

MAJOR DECISIONS

77. Preferred Shares.

Notwithstanding any other provisions of these Articles, until the earlier of a Qualified IPO and the sale by the Investors of more than sixty percent (60%) of the aggregate number of Shares held by them as of the Closing of the respective Share Purchase Agreements, including the sale by holders of the Preferred E Shares of more than seventy percent (70%) of the aggregate number of Shares held by them as of the last Deferred Closing Date under the Series E Share Purchase Agreement, the Company shall not, without the consent of the holders of 66.67% of the Preferred Shares voting together as a single class or, if the decision is taken solely at the Board of Directors level under applicable law, the unanimous vote or consent of the Board of Directors, take any action that results in any of the actions listed below.

The following is the list of actions referred to above:

77.1.            any alteration or adverse change in the rights, preferences, or privileges of the Preferred Shares;

77.2.            any Dilutive Issuance or other issuance of shares (other than in connection with Excluded Issuances);

77.3.            any actions to increase or decrease the number of authorized Preferred Shares or Ordinary Shares;

77.4.            any creation of a new class of shares having rights, preferences, or privileges senior to or on parity with any class of Preferred Shares;

77.5.            any adoption or modification of any stock option or other stock incentive plan;

77.6.            any declaration or payment of any dividends on any capital stock of the Company, junior to the Preferred Shares or any optional redemption of senior, subordinated, or convertible debt other than pursuant to its original terms;

77.7.            any merger of the Company with another entity, sale by the Company of a substantial portion of its assets, Change in Control of the Company, or other corporate reorganization;

77.8.            any redemption (other than pursuant to equity incentive agreements with employees and service providers giving the Company the right to repurchase shares upon termination of employment or services), purchase or other acquisition of the Company’s capital stock or any payments with respect to stock appreciation rights or similar rights;

77.9.            any material change in the nature of the business conducted by the Company ;

77.10.                        any material amendment, modification or supplementation of the Company’s Articles of Association;

77.11.                        any increase in the authorized size of the Company’s Board of Directors;

77.12.                        any actions to incur indebtedness for borrowed money in excess of $250,000;

77.13.                        any acquisition of the stock or assets of any other entity in any form of transaction;

77.14.                        any increase in compensation of any officer, Director, or other employee holding 5% or more of the Company’s capital stock (or options); unless approved by a disinterested majority of the Board of Directors.

77.15.                        any amendment to any of these restrictive/protective provisions in this Article 77.

78. Aggregation of Shares.

For purposes of computing minimum shareholdings required for any purposes under these Articles, in the event that a shareholder transfers a portion of its shares to any of the Permitted Transferee thereof, such shareholder shall be entitled to aggregate its holdings in the Company with the holdings of such Permitted Transferees to which it transfers its shares as aforesaid, and the aggregate holdings shall be considered to be held by such shareholder and such applicable Permitted Transferees for the purpose of meeting such minimum shareholdings threshold requirement. All shares held by a shareholder and any of its Affiliates shall be aggregated together for the purpose of determining the availability or discharge of any rights and obligations of such shares under these Articles.

79. Application of Provisions on Subsidiaries.

The provisions and proceedings set forth by these Articles, as far as they are applicable or required by the virtue of any agreement, including all Share Purchase Agreements, or by the Companies Law or any applicable law, shall govern the operations of any subsidiary of the Company, mutatis mutandis.